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                                                                   EXHIBIT 3.01

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CUPERTINO ELECTRIC, INC.

        James S. Ryley hereby certifies that:

        1. He is the duly elected and acting Chief Executive Officer of Cupertino Electric, Inc., a Delaware corporation (the "Corporation").

        2. The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is May 31, 2000 under the name of Synergism, Inc.

        3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                                   ARTICLE I

               The name of the corporation is Cupertino Electric, Inc.

                                   ARTICLE II

               The address of the registered office of the corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is: Incorporating Services, Ltd.

                                  ARTICLE III

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

               A. Authorized Shares.

                      This corporation is authorized to issue only two classes of shares of stock which shall be designated "Common Stock." The total number of shares which the corporation is authorized to issue is seventy-five million (75,000,000) shares as follows:

                      1. Sixty-two million five hundred thousand (62,500,000) shares of Class A Common Stock, par value $.00004 per share (the "Class A Common"); and

                      2. Twelve million five hundred thousand (12,500,000) shares of Class B Common Stock, par value $.00004 per share (the "Class B Common").

                      The Class A Common and Class B Common (collectively, the "Common Stock") shall have the rights, preferences and limitations separately set forth below.

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               B. Voting Rights.

                      1. The holder of each share of Class A Common Stock shall have the right to one (1) vote for each such share, and shall be entitled to vote upon such matters and in such manner in which the stockholders of the corporation shall be entitled to vote or as otherwise provided by law.

                      2. The holders of Class B Common shall not have any voting rights, except as otherwise required by applicable law, in which case holders of Class B Common shall vote (at the rate of one (1) vote per share of Class B Common held) as a single class on such matter unless otherwise required by law.

               C. Conversion.

                      1. Class A Conversion. At any time and from time to time, each share of Class A Common shall be convertible, at the option of the holder thereof and without the payment of any additional consideration thereby, at the office of the corporation or any transfer agent for the Class B Common, on a share-for-share basis into one (1) fully paid and nonassessable share of Class B Common.

                      2. Class B Conversion. At any time and from time to time, each share of Class B Common shall be convertible, at the option of the holder thereof and without the payment of any additional consideration thereby, at the office of the corporation or any transfer agent for the Class A Common, on a share-for-share basis into one (1) fully paid and nonassessable share of Class A Common.

                      3. Manner of Conversion. Before any holder of shares of Class A Common or Class B Common shall be entitled to convert the same into shares of Class B Common or Class A Common, as the case may be, he or it shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the registered holder or by his attorney duly authorized in writing, at the office of the corporation or of any transfer agent for the corporation, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common or Class B Common, as the case may be, to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to his or its nominee or nominees, a certificate or certificates for the number of shares of Class B Common or Class A Common, as the case may be, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, and the person or persons entitled to receive the shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common or Class B Common, as the case may be, on such date. From and after such date, all rights of the holder with respect to the shares so converted shall terminate, except only the right of such holder, upon the surrender of his or its certificate or certificates therefor, to receive certificates for the number of shares of

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        Class A Common or Class B Common, as the case may be, issuable upon conversion thereof.

               D. Distributions. The Board of Directors of the corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or other distribution on the Common Stock shall be payable ratably at the same rate on shares of Class A Common and Class B Common, share and share alike; provided, however, that in the case of options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid.

               E. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the remaining assets and funds of the corporation, if any, shall be divided among and paid ratably to the holders of Class A Common and Class B Common, share and share alike. A merger or consolidation of the corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the corporation (which shall not in fact result in the liquidation of the corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the corporation within the meaning of this Section.

               F. Stock Splits and Stock Dividends.

                      (a) The corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of the other class shall be proportionately subdivided or combined. All such subdivisions shall be payable in Class A Common only to the holders of Class A Common and in Class B Common only to the holders of Class B Common.


               Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                   ARTICLE V

               The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VI

               Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

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                                  ARTICLE VII

               Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                  ARTICLE VIII

               A director of the corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize Company action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

               Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, by the stockholders of the corporation shall not apply to or adversely affect any right or protection of a director of the corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE IX

               The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X

               To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which General Corporation Law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

               Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the corporation with

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respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification."

                                     * * *

        4. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

        5. The Corporation has received payment for its stock and this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, this Certificate has been subscribed this 30th day of September 2000 by the undersigned, who affirms that the statements made herein are true and correct.


                                 /s/ JAMES S. RYLEY
                                 --------------------------------------
                                 James S. Ryley
                                 Chief Executive Officer


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